Exhibit 4.9(xv)

Liquidity Loan Contract

Number: LD02

Lender: Industrial Bank Co., Ltd., Shanghai Zhongshi Sub-branch

Address: Room 01, North Side, First and Second Floors, No. 600 Chengdu North Road, Shanghai

Legal Representative / Responsible Person: Cao Dongsheng

Borrower: WIPO (Shanghai) New Energy Technology Co., Ltd.

Address: 3rd Floor, Building 19, No. 8, Lane 498, Guo Shou Jing Road, China (Shanghai) Pilot Free Trade Zone

Legal Representative / Responsible Person: Liu Yuejin

Place of Contract Signing: Jing’an District, Shanghai

Important Signing Notice

To protect your rights and interests, please read this contract carefully before signing, and check and confirm the following:

1. You and your company have the authority to sign this contract. If the consent of others is required by law, you and your company have obtained full authorization. If the processing of personal information of others is involved, you and your company have obtained written documents from such persons consenting to Industrial Bank’s processing of their personal information.

2. You and your company have carefully read and fully understood the terms of this contract, and have paid special attention to the provisions concerning liability, the exemption or limitation of Industrial Bank’s liability, the processing of personal information, and other matters that have a material interest to you and your company, as well as the content in bold font.

3. You and your company have fully understood the meaning of the contract terms and the corresponding legal consequences, and are willing to accept these terms.

4. You and your company have paid special attention to the provisions requiring you and your company to use the loan funds in accordance with the agreed purposes of the contract, the provisions prohibiting the misappropriation of loan funds (including but not limited to using loan funds to purchase or invest in real estate, etc.), and the requirement to issue a letter of commitment on the use of funds to Industrial Bank. You and your company fully understand that Industrial Bank will take measures such as early loan recovery, suspension of disbursement of undisbursed loans/financing under this contract, suspension of payment of unpaid loans/financing under this contract, reduction or suspension of credit facilities, downgrading of loan risk classification, and pursue legal liability against you and your company for the misappropriation of loan funds.

5. By signing this contract, you and the relevant individuals agree and authorize Industrial Bank to process the personal information of you and the relevant individuals and to retain such information in accordance with Industrial Bank’s prescribed retention period. You and the relevant individuals are aware that you have the rights to be informed, to decide, to withdraw consent, and to restrict or refuse third-party processing of personal information. Industrial Bank has provided services for the information and decision-making regarding the processing of personal information through various means (including but not limited to on-site notification). If you or the relevant individuals intend to withdraw, restrict, or refuse the authorization for Industrial Bank to process personal information, you may do so in accordance with the terms of this contract or Industrial Bank’s management procedures.

6. The contract text provided by Industrial Bank is only a model text. Blank spaces are left after the relevant terms of the contract, and a “Supplementary Terms” section is added at the end of the contract for the parties to modify, supplement, or delete terms.

7. If you or your company have any questions about this contract, or if you or your company discover any illegal or irregular circumstances regarding the contract or the fees for services under the contract, please promptly call Industrial Bank’s hotline or directly file a complaint or consult with an Industrial Bank business outlet. Contact number: [REDACTED].

Upon the borrower’s application, the lender has reviewed and agreed to grant a liquidity loan to the borrower. To clarify the rights and obligations of both parties and to maintain good faith, the parties hereto, in accordance with the relevant laws and regulations of the People’s Republic of China, through equal negotiation, hereby enter into this contract for mutual compliance.

The lender and the borrower confirm that the loan under this contract falls under the following type: Type 2

(1) This contract is a sub-contract under the annual credit facility contract (i.e., the master contract) signed between the lender and the borrower on [date], and the amount of this loan shall be included in the credit facility under the annual credit facility contract. For foreign currency loans, the amount shall be converted into RMB and included in the credit facility at the midpoint rate published by the lender on the date of signing this contract.

(2) This contract is an independent legal text signed between the lender and the borrower.

Article 1 Definitions and Interpretation

Unless otherwise agreed in writing by the parties, the following terms in this contract shall have the meanings and interpretations set forth below:

1. “Liquidity loan” refers to the domestic or foreign currency loan applied for by the borrower from the lender for the borrower’s daily operational turnover.

2. “Creditor’s rights” or “principal creditor’s rights” refers to the creditor’s rights (including principal, interest, penalty interest, compound interest, liquidated damages, damages for loss, and costs incurred by the creditor in realizing its creditor’s rights, etc.) arising from the financing provided by the lender to the borrower under this contract, following the borrower’s (debtor’s) application and the lender’s approval after review. The creditor’s rights held by the lender against the borrower under this contract correspond to the borrower’s debts to the lender under this contract.

“Costs incurred by the creditor in realizing its creditor’s rights” refers to the litigation (arbitration) fees, attorney fees, travel expenses, enforcement fees, preservation fees, and other costs incurred by the lender in realizing its creditor’s rights through litigation, arbitration, applying to a notary public for an enforcement certificate, or other means.

3. The following terms in Article 5 of this contract shall have the meanings and interpretations set forth below:

“Fixed interest rate” refers to an interest rate that remains unchanged during the loan term. If disbursed in installments, it means the interest rate remains unchanged from the actual disbursement date of each installment to the maturity date of the loan under this contract.

“Floating interest rate” refers to an interest rate that changes at intervals and magnitudes agreed upon by the lender and the borrower.

“Floating period” refers to the frequency of change of the loan interest rate agreed upon by the lender and the borrower. Within a floating period, the loan interest rate shall be calculated and determined based on the pricing benchmark rate using the pricing method agreed upon in the contract, and the loan interest rate shall remain unchanged during the floating period. Upon the expiration of a floating period and the commencement of the next floating period, the loan interest rate shall be calculated and determined based on the pricing benchmark rate of the new floating period using the pricing method agreed upon in the contract, and the loan interest rate shall remain unchanged during the floating period.

“Pricing benchmark rate” means the interest rate standard used to determine the borrowing rate under this contract, including but not limited to the quoted interest rates published by China or relevant countries, regions, or markets, such as LPR, SHIBOR, SOFR, SOFR Term Rate, €STR, SONIA, TSRR, TONA, SARON, HIBOR, SIBOR, and the central bank’s RMB deposit benchmark rate.

“LPR” means the loan prime rate calculated and published by the National Interbank Funding Center as authorized by the People’s Bank of China. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the LPR as of T-1 day, where “T” is the date on which the borrowing rate is determined and “T-1” is the first business day preceding such date.

“shibor” means the Shanghai Interbank Offered Rate published by the National Interbank Funding Center and applicable on the same day.

“sofr” means the Secured Overnight Financing Rate, denominated in U.S. dollars. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the SOFR as of T-5 day, where “T” is the date on which the borrowing rate is determined and “T-5” is the fifth business day preceding such date.

“sofr term rate” means the CME Group’s forward-looking Secured Overnight Financing Rate, denominated in U.S. dollars. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the SOFR Term Rate as of T-2 day, where “T” is the date on which the borrowing rate is determined and “T-2” is the second business day preceding such date.

“€str” means the Euro Short-Term Rate, denominated in euros. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the €STR as of T-5 day, where “T” is the date on which the borrowing rate is determined and “T-5” is the fifth business day preceding such date.

“sonia” means the Sterling Overnight Index Average, denominated in pounds sterling. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the SONIA as of T-5 day, where “T” is the date on which the borrowing rate is determined and “T-5” is the fifth business day preceding such date.

“tsrr” means the Term Sterling Overnight Index Average Rate, denominated in pounds sterling. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the TSRR Term Rate as of T-2 day, where “T” is the date on which the borrowing rate is determined and “T-2” is the second business day preceding such date.

“tona” means the Tokyo Overnight Average Rate, denominated in Japanese yen. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the TONA as of T-5 day, where “T” is the date on which the borrowing rate is determined and “T-5” is the fifth business day preceding such date.

“saron” means the Swiss Average Rate Overnight, denominated in Swiss francs. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the SARON as of T-5 day, where “T” is the date on which the borrowing rate is determined and “T-5” is the fifth business day preceding such date.

“hibor” means the Hong Kong Interbank Offered Rate. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the HIBOR as of T-2 day, where “T” is the date on which the borrowing rate is determined and “T-2” is the second business day preceding such date.

“sibor” means the Singapore interbank offered rate, applicable only to Singapore dollars. In accordance with banking practice, the parties agree that the pricing benchmark rate rule under this contract shall be the sibor as of t-2 day, where “t” is the date on which the borrowing rate is determined and “t-2” is the second business day preceding such date.

“central bank rmb deposit benchmark rate” means the rmb deposit benchmark rate published by the People’s Bank of China and applicable on the same day.

The currency and specific value of the “lpr,” “shibor,” “sofr,” “sofr term rate,” “€str,” “sonia,” “tsrr,” “tona,” “saron,” “hibor,” “sibor,” and “central bank rmb deposit benchmark rate” determined in accordance with the applicable pricing benchmark rate rule under this contract shall be subject to the results queried from the core system of China Industrial Bank. The date on which the borrowing rate is determined may be the actual date of loan disbursement, the date of contract signing, or the repricing date.

4. “material transaction” as referred to in article 13 of this contract means (including but not limited to): any transaction that is certain to occur or is potential and will materially affect the borrower’s corporate structure, changes in the borrower’s shareholders, contingent liabilities, cash flow, profitability, core trade secrets, core competitiveness, material assets, material claims and debts, debt repayment ability, or ability to perform this contract, or any other transaction that the lender and/or the borrower considers to constitute a material transaction.

Article 2 Loan Amount

The lender agrees to grant the borrower a loan 700 million yuan only.

Article 3 Purpose of the Loan

This loan is used for repaying the borrowing under contract no. ld01. Without the lender’s prior written consent, the borrower shall not use the loan for any other purpose.

Article 4 Loan Term

1. The loan term is 12 months, from November 4, 2025 to November 3, 2026.

2. For a single disbursement, the disbursement date shall be the actual date of disbursement as recorded on the loan receipt or loan certificate. If the actual disbursement date is later than the loan disbursement date specified in the preceding paragraph, the loan maturity date shall be extended accordingly.

3. The schedule for installment use of the loan is: / / year/month year/month day / / ten thousand yuan: / total / / ten thousand yuan:

/ year / month / day / ten thousand yuan: year / month / day / ten thousand yuan; / year / month / day / ten thousand yuan: / year / month / day / ten thousand yuan.

4. Subject to the satisfaction of the conditions precedent to drawdown set forth in Article 6 of this contract, the lender shall disburse the loan funds in accordance with Article 7 of this contract. 5. The lender has the right to appropriately adjust the schedule for the use of the loan in installments based on whether the loan complies with applicable laws, regulations, and policies, the conditions precedent to drawdown and the conditions for disbursement of loan funds set forth in this contract, the timing of the execution of the corresponding guarantee contract and the completion of guarantee procedures for this contract, and any other factors the lender deems necessary.

Article 5 Loan Interest Rate and Interest Calculation

1. Loan Interest Rate (referring to the annualized interest rate calculated using the simple interest method, the same below)

(1) The benchmark pricing rate shall be executed in accordance with the following option checked:

(1) LPR for the one-year tenor.

(2) SHIBOR / tenor.

(3) SOFR.

(4) SOFR term rate / tenor.

(5) €STR.

(6) SONIA.

(7) TSRR / tenor.

(8) TONA.

(9) SARON.

(10) HIBOR / tenor.

(11) SIBOR / tenor.

(12) Central bank RMB deposit benchmark rate / tenor.

For RMB fixed-rate loans, LPR shall be selected as the benchmark pricing rate. The benchmark pricing rate shall be used in accordance with the currency scope specified for the benchmark pricing rate in Article 1 “Definitions and Interpretation.”

(1) Fixed interest rate. The interest rate shall be determined according to the following method B:

A. The loan interest rate shall be determined based on the benchmark pricing rate on the actual disbursement date and the pricing formula, and the interest rate shall remain unchanged from the actual disbursement date of each disbursement to the maturity date of the loan under this contract.

(2) Floating interest rate. The loan interest rate shall be determined based on the benchmark pricing rate on the actual disbursement date and the repricing date and the pricing formula, with interest calculated in segments. The repricing date shall be executed in accordance with the following method /:

(3) Other interest rate methods: /-

(4) The benchmark pricing rate applicable to the loan used under this contract shall be determined on the actual disbursement date (or repricing date, if any) of each loan disbursement. During the loan term, unless otherwise agreed in the contract, if the loan interest rate is adjusted in accordance with the contract, the borrower shall not be notified.

2. Method of Repayment of Loan Interest

(1) Calculation of loan interest. Interest on the principal of domestic and foreign currency loans shall accrue from the date the lender transfers the funds to the borrower’s account in accordance with this contract. Daily accrued interest on the loan = daily loan balance x daily interest rate. The conversion between the daily interest rate and the annual interest rate shall be performed in accordance with the regulations of the People’s Bank of China and international practice.

(2) The method of repayment of loan interest shall be executed in accordance with the following option 1:

(1) The interest payment date under this contract is agreed to be the 21st day of each quarter-end month (month / quarter-end month / half-year-end month / year-end month). The borrower shall pay the current period’s loan interest to the lender on the interest payment date and settle the remaining principal and interest upon loan maturity.

(2) The corresponding day after each full / (month / quarter / half-year / year) from the actual disbursement date of the loan (if there is no corresponding day in that month, the last day of that month shall be the corresponding day) shall be each periodic interest payment date. The borrower shall pay the current period’s loan interest to the lender on the interest payment date and settle the remaining principal and interest upon loan maturity.

(3) The first interest payment date is / year / month / day. The corresponding day after each full / (month / quarter / half-year / year) from the first interest payment date (if there is no corresponding day in that month, the last day of that month shall be the corresponding day) shall be each periodic interest payment date. The borrower shall pay the current period’s loan interest to the lender on the interest payment date and settle the remaining principal and interest upon loan maturity.

(4) Other repayment methods: .

3. Penalty interest and compound interest

(1) If the borrower fails to use the loan for the purpose agreed in this contract, from the date of such misappropriation, the lender has the right to charge penalty interest on the misappropriated loan, with the penalty interest rate being 100% above the loan interest rate. If the borrower fails to repay on time and has not reached an agreement with the lender on an extension, i.e., the loan is overdue, from the overdue date, the lender has the right to charge penalty interest on the overdue loan, with the penalty interest rate being 50% above the loan interest rate. For interest not paid on time (including interest before and after loan maturity, penalty interest for misappropriation, and penalty interest for overdue), the lender has the right to charge compound interest at the penalty interest rate for overdue loans agreed in this contract. If the same loan is both overdue and not used for the agreed purpose, the penalty interest rate shall be the higher of the two.

(3) The method of charging penalty interest and compound interest shall be executed in accordance with the method of repayment of loan interest agreed in this contract.

Article 6 Conditions Precedent to Drawdown

1. The borrower may apply to the lender for the disbursement of the loan under this contract only after satisfying the following conditions precedent to drawdown required by the lender:

(1) The borrower has delivered the following documents to the lender, and the information stated in such documents has not changed and remains valid, or the borrower has provided explanations and clarifications satisfactory to the lender regarding any changes:

1. A loan application, the main contents of which include but are not limited to: the name of the loan project, amount, purpose, term, repayment plan, and repayment source.

2. The borrower’s valid business license, articles of association, loan card and password/credit code, the list and specimen signatures of legal representatives, board members, key management personnel, and financial officers registered with the administrative authority for market regulation, valid identity documents of the legal representative or its authorized representative, written documents from the legal representative or its authorized representative and relevant natural persons consenting to the lender’s collection and processing of their personal information, and other corporate documents deemed necessary by the lender.

3. A board resolution or shareholders’ resolution, or other documents deemed necessary by the lender, which is true, valid, and legally adopted in accordance with statutory procedures and approved by the required number of directors or shareholders, consenting to the borrower’s application for the loan under this contract, specifying the purpose of the loan, and accepting all loan conditions required by the lender.

4. Audited annual reports (including audit reports and notes) for the most recent three years that are acceptable to the lender, the most recent period and the corresponding period of the prior year’s financial statements; for borrowers established less than three years, submit statements from the year of establishment onward.

5. Information on related parties and related transactions.

6. For applications for temporary working capital loans, provide procurement contracts, purchase order contracts, debt evidence, and other relevant contracts, certificates, or materials.

7. If a mortgage or pledge is proposed as security, provide title certificates for the collateral and an appraisal report, and ensure that all mortgage or pledge registration procedures required under applicable laws and regulations have been properly completed, and that all original title documents, registration certificates, and other documents have been delivered to the lender for safekeeping as required by the lender; if a third-party guarantee is proposed, provide relevant guarantee materials in accordance with items 2 to 4 above, and ensure that the guarantee contract has become effective; the above security shall remain continuously effective.

8. If the lender requires insurance on the collateral, the insurance procedures with the lender as the first beneficiary must be completed, and the original insurance policy must be delivered to the lender for safekeeping; such insurance shall remain continuously effective; if the borrower provides a mortgage or pledge, the borrower hereby assigns to the lender the right to claim insurance proceeds arising from an insured event.

9. For enterprises in special industries, provide a special industry production or operation permit or enterprise qualification grade certificate issued by the competent approval authority.

10. If either party to this contract requests notarization or other procedures, such notarization procedures must have been completed.

11. The borrower has opened an account with the lender as required by the lender and voluntarily accepts the lender’s credit supervision and payment settlement supervision.

12. If the borrower applies for a foreign currency project loan, provide valid proof of the purpose of the foreign currency loan and the approval documents from the relevant authorities, and comply with applicable foreign exchange control policies.

13. Value-added tax, business tax, and income tax returns as required by the lender.

14. The borrower has issued a letter of commitment on the use of loan funds as required by the lender.

15. The borrower and relevant natural persons have issued written documents consenting to the lender’s processing of their personal information as required by the lender.

16. Other documents, statements, certificates, and materials as required by the lender.

(b) The borrower is lawfully established, its production and operation are lawful and compliant, it has sustainable operating capacity, and it has lawful sources of repayment.

(c) The purpose of the loan is clear, lawful, and compliant.

(d) The representations and warranties made by the borrower in article 11 of this contract remain continuously true and valid; no event of default or potential event of default has occurred on or before the date of the drawdown request.

(e) the borrower has completed and submitted the relevant loan receipt or borrowing certificate for the drawdown. the loan receipt or borrowing certificate forms an integral part of this contract and has the same legal effect as this contract. in the event of any inconsistency between the loan amount, loan term, loan interest rate, etc. under this contract and the loan receipt or borrowing certificate, the loan receipt or borrowing certificate shall prevail.

(f) the borrower has good credit standing and no material adverse records; if the borrower is a newly established legal entity, its controlling shareholder must have good credit standing (the borrower shall provide a written document from the natural person controlling shareholder consenting to the lender’s collection and processing of its personal information) and no material adverse records.

(g) other conditions precedent to drawdown as required by the lender.

article 2. the lender’s performance of its obligations under this contract is conditional upon the satisfaction of the conditions precedent to drawdown set forth in this article. the lender has the right to unilaterally decide to reduce or waive part of the conditions precedent to drawdown, and neither the borrower nor the guarantor may use such conditions as a defense against the lender.

article 3. the lender has the right to adjust the disbursement of the loan based on factors such as whether the financing project complies with applicable laws, regulations, and policies, whether the conditions precedent to drawdown under this contract are satisfied, and the timing of the execution of the corresponding security contract and the completion of security procedures.

article 4. the borrower hereby agrees that, after the execution of this contract, if any drawdown by the borrower fails to satisfy the conditions precedent to drawdown or the conditions for payment of loan funds set forth in this contract, the lender has the right to suspend disbursement, stop payment of loan funds, or terminate this loan contract, and any liability or loss arising therefrom shall be borne solely by the borrower. the lender shall notify the borrower of the termination of the contract, and the borrower’s objection period shall be five business days, commencing from the date the termination notice is served on the borrower in the manner agreed in this contract. if the borrower does not raise an objection, this contract shall be automatically terminated upon the expiration of the objection period. if the borrower raises an objection but the parties fail to reach an agreement within five business days after the expiration of the objection period, the lender has the right to accelerate repayment in accordance with this contract.

article 5. if, upon the lender’s review, the borrower satisfies the conditions precedent to drawdown set forth in this contract, the lender shall disburse the loan funds in accordance with article 7 of this contract.

article 7. account monitoring and disbursement of loan funds

1. account monitoring

in accordance with relevant national laws, regulations, and regulatory requirements, the borrower undertakes that, prior to applying for the disbursement of the loan, it has satisfied the conditions precedent to drawdown set forth in this contract and accepts the lender’s supervision of the use of loan funds in accordance with the agreed purpose. the lender has the right to monitor the borrower’s basic deposit account, general deposit account, and special deposit account, and to supervise and control the disbursement, payment, and repayment of loan funds in the manner agreed in this contract.

the borrower designates the following account as the dedicated fund collection account and shall promptly provide information on fund inflows and outflows from such account:

account name: / account number: /

opening bank: /

the lender may, based on the borrower’s credit standing, financing status, and other factors, enter into a separate account management agreement with the borrower to specify the management of fund inflows and outflows from the designated account. the lender has the right to accelerate repayment of the loan based on the borrower’s fund collection status.

2. disbursement of loan funds

(a) the lender has the right to manage and control the disbursement of loan funds by adopting either the lender’s entrusted payment method or the borrower’s self-payment method.

1. the lender’s “entrusted payment” means that, based on the borrower’s drawdown request and payment instruction, the lender disburses the loan funds through the borrower’s account to the borrower’s transaction counterparty in a timely manner, in accordance with the purposes stipulated in this contract.

where the lender’s entrusted payment method is adopted, prior to the disbursement of the loan funds, the borrower shall provide relevant transaction documents consistent with the purposes stipulated in this contract. upon review and approval by the lender, the loan funds shall be disbursed through the borrower’s account to the borrower’s transaction counterparty in a timely manner.

where the lender’s entrusted payment method is adopted, if, after the loan funds have been disbursed to the borrower’s transaction counterparty, the loan funds are returned due to the revocation, rescission, or invalidity of the underlying transaction contract, the lender shall have the right to accelerate the recovery of the loan in accordance with the provisions of article 12 of this contract.

2. the borrower’s “self-payment” means that, after the lender disburses the loan funds to the borrower’s account based on the borrower’s drawdown request, the borrower makes payments on its own to its transaction counterparties in accordance with the purposes stipulated in this contract.

Where the borrower’s self-payment method is adopted, the borrower shall periodically submit a summary report to the lender on the disbursement of the loan funds. The lender shall have the right to verify, through account analysis, document inspection, on-site investigation, or other means, whether the loan disbursement complies with the stipulated purposes and whether there are any instances of circumventing entrusted payment by splitting the amounts into smaller portions.

(B) Entrusted Payment

The disbursement of loan funds under any of the following circumstances shall adopt the lender’s entrusted payment method:

1. A new credit business relationship is established between the borrower and the lender, and the borrower’s internal rating grade with the lender is B grade (inclusive) or below. “Newly established credit business relationship” means that the lender and the borrower are establishing a credit business relationship for the first time, or no credit business relationship has existed between them for two years.

2. Working capital loans used for refinancing.

3. The payment recipient is identified, and the single payment amount to a specific transaction counterparty of the borrower exceeds ten million yuan (inclusive) in renminbi (for foreign currency loans, converted at the central parity rate published by the lender on the payment date).

4. Others: / .

Where entrusted payment is adopted, the lender shall, in principle, disburse the loan funds through the borrower’s account to the borrower’s transaction counterparty within five working days after the loan disbursement. If the entrusted payment cannot be completed due to reasons attributable to the borrower, and upon consultation and agreement with the borrower, the lender shall complete the external payment within ten working days at the latest.

If the entrusted payment cannot be completed due to force majeure, the lender shall negotiate with the borrower to determine a reasonable payment timeline.

(C) During the process of loan disbursement and payment, if any of the following circumstances occur with the borrower, the lender may require the borrower to supplement the conditions for loan disbursement and payment. The lender shall have the right to adopt stricter conditions for loan disbursement and payment, and shall have the right to suspend or cease the disbursement and payment of loan funds, and take corresponding measures in accordance with the provisions of Article 14, Paragraph 2 of this contract:

1. The borrower’s credit status deteriorates.

2. The borrower’s business and financial conditions significantly worsen.

3. The borrower’s main business profitability is weak.

4. The use of loan funds becomes abnormal, or the borrower circumvents entrusted payment.

5. A material breach of the provisions of this contract.

6. Other circumstances as determined by the lender.

VIII. Repayment of Loan Principal and Interest

A. The loan principal under this contract shall be repaid using the following method, being the second method:

(1) Repayment of loan principal in installments, with the principal repayment amounts and dates as follows:

/ year / month / day repayment of / ten thousand yuan; / year / month / day repayment of / ten thousand yuan;

/ year / month / day repayment of / ten thousand yuan; / year / month / day repayment of / ten thousand yuan;

/ year / month / day repayment of / ten thousand yuan; / year / month / day repayment of / ten thousand yuan;

If the lender adjusts the borrower’s planned drawdown schedule, the loan principal repayment dates and amounts stipulated in this clause shall remain unchanged, and the borrower shall repay the loan principal on schedule.

(2) Repayment of the entire loan principal in a single lump sum on the loan maturity date.

(3) Other methods for repayment of loan principal: /

B. The borrower shall repay the loan principal and interest under this contract in full and on time to the lender on the repayment dates and interest payment dates stipulated in this contract.

C. If a repayment date falls on a non-business day of the lender, the repayment shall be postponed to the next business day of the lender, and such non-business day shall be counted in the actual number of days the loan is outstanding. When repaying the final installment of the loan principal, the borrower shall repay all accrued interest together with the principal, and this shall not be subject to the interest payment dates stipulated in Article 5 of this contract.

D. If the borrower fails to repay the loan under this contract on schedule and requires an extension, the borrower shall submit a written loan extension application to the lender 10 working days prior to the maturity date of the relevant loan. Upon review and approval by the lender, both parties shall separately sign a “Loan Extension Contract” as a supplementary contract to this contract.

For loans with an original term of one year or less, the cumulative extension period shall not exceed the original loan term. For loans with an original term exceeding one year, the cumulative extension period shall not exceed one-half of the original loan term.

E. Early repayment

The borrower shall repay the loan principal and interest on the dates stipulated in this contract.

If the borrower requests early repayment of part or all of the loan principal and interest, the borrower shall provide written notice to the lender ten working days in advance and obtain the lender’s written consent. Upon the lender’s written consent, after the borrower makes an early repayment of part of the loan principal and interest, the borrower shall negotiate with the lender to determine the subsequent number of repayment installments, repayment dates, and repayment amounts. Interest on the early repaid loan principal shall be calculated based on the actual period of use and the loan interest rate stipulated in this contract. The lender shall not adjust the loan interest already accrued prior to the early repayment.

If the borrower requests early repayment, the lender shall have the right to require the borrower to pay a penalty equal to / % of the early repayment amount. If the borrower qualifies as a small or micro enterprise under relevant national regulations, policies, or other provisions, this penalty shall not be charged.

Article 6: If the borrower fails to perform its obligations under this contract, the borrower hereby irrevocably authorizes the lender to directly deduct funds from any account opened by the borrower with the lender and all branches and subsidiaries of Industrial Bank Co., Ltd. without the need for judicial proceedings, including but not limited to the loan principal and interest (including principal, interest, penalty interest, and compound interest), liquidated damages, compensation for damages, and costs incurred by the lender in enforcing its claims. The borrower agrees that the lender has the right to determine the specific order of deduction. If the currency of the funds in the account differs from the currency of the loan, the lender has the right to convert such funds into the loan currency at the midpoint rate published by the lender on the date of deduction. If any account referred to in this clause involves products such as wealth management products or structured deposits, the borrower hereby further irrevocably authorizes the lender to directly initiate redemption applications for such products on behalf of the borrower or take other necessary measures to ensure the lender’s successful deduction of the aforesaid amounts, and the borrower shall provide all necessary cooperation.

Article 9: Guarantees

1. The guarantee documents for this contract include but are not limited to the following:

(a) The “Guarantee Contract” numbered BZ02, with the guarantee method being a guarantee, and the guarantor being Liu Yuejin;

(c) The “/” (contract name) numbered “/”, with the guarantee method being “/”, and the guarantor being “/”;

(f) The “/” (contract name) numbered “/”, with the guarantee method being “/”, and the guarantor being “/”.

2. In addition to the guarantee documents already executed above, if any exchange rate fluctuation or any other event occurs that the lender believes may affect the performance ability of the borrower or the guarantor, the lender has the right to require the borrower to provide additional margin or new guarantees and execute relevant guarantee documents, and the borrower shall cooperate as required by the lender.

3. Before the guarantee documents under this contract are fully executed and the guarantee procedures are completed, the lender has the right to temporarily refrain from performing its obligations under this contract, including but not limited to the disbursement of the loan.

Article 10: Rights and Obligations of the Parties

1. Rights and Obligations of the Lender

(a) Rights of the Lender:

1. The lender has the right to require the borrower to provide true information in a timely manner, including personal information;

2. The lender has the right to require the borrower to repay the loan principal and interest on schedule;

3. The lender has the right to require the borrower to provide various materials related to the loan;

4. The lender has the right to be informed of the borrower’s production, operation, and financial condition;

5. The lender has the right to supervise the borrower’s use of the loan in accordance with the purposes stipulated in this contract;

6. The lender has the right to monitor the use of the loan and make requests;

7. If the borrower owes multiple debts of the same type to the lender, and the borrower’s payment is insufficient or may be insufficient to discharge all debts, the lender shall determine the specific order of discharge or deduction at the time of payment;

8. The lender has the right, without the need for judicial proceedings, to directly deduct the loan principal and interest (including principal, interest, penalty interest, and compound interest), liquidated damages, compensation for damages, and costs incurred by the lender in enforcing its claims from any account opened by the borrower with the lender and all branches and subsidiaries of Industrial Bank Co., Ltd. The borrower agrees that the lender has the right to determine the specific order of deduction. If the currency of the funds in the account differs from the currency of the loan, the lender has the right to convert such funds into the loan currency at the midpoint rate published by the lender on the date of deduction. If any account referred to in this clause involves products such as wealth management products or structured deposits, the borrower hereby further irrevocably authorizes the lender to directly initiate redemption applications for such products on behalf of the borrower or take other necessary measures to ensure the lender’s successful deduction of the aforesaid amounts.

9. The lender has the right at any time to transfer all claims and security interests under this contract to a third party without obtaining the borrower’s consent. If the lender transfers the loan and security interests under this contract, the borrower shall remain liable for all obligations under this contract;

10. If the borrower fails to repay the loan principal and interest in accordance with the contract, fails to fulfill the repayment obligations, or breaches any obligation under this contract, the lender has the right to report and disclose the borrower’s default information to the People’s Bank of China and the credit reporting agencies and systems established or approved by it, or to the banking association, banking regulatory authorities, or other administrative/judicial/supervisory authorities and the information management systems established or recognized by them, or to news media, and to take legal measures such as collection, litigation, arbitration, or applying to a notary public for an enforcement certificate. The lender may also take, or jointly take with other banking financial institutions, joint disciplinary and rights protection measures such as reducing or suspending credit facilities, suspending the opening of new settlement accounts, and suspending the issuance of new credit cards for the borrower’s legal representative or the borrower;

11. The lender has the right to unilaterally decide to accelerate the repayment of the loan based on the borrower’s fund recovery situation;

12. If exchange rate fluctuations or other circumstances occur that the lender believes may affect the security of its claims, the borrower is obligated to provide additional margin or other pledge guarantees as required by the lender, or implement other risk mitigation measures acceptable to the lender;

13. In accordance with the relevant provisions of the “Administrative Measures for Capital of Commercial Banks”, the lender has the right to revoke the loan commitment at any time without prior notice, or the lender may effectively and automatically revoke the loan commitment due to the deterioration of the borrower’s creditworthiness. The “loan commitment” referred to in this clause means the loan that has not been disbursed or has not been fully disbursed under this contract. The “deterioration of creditworthiness” referred to in this clause includes but is not limited to the deterioration of credit or financial condition, the weakening of solvency (including contingent liabilities), or the occurrence of any event of default by the borrower as stipulated in this contract, as well as any circumstances that may jeopardize the lender’s claims;

14. If the borrower misappropriates the loan funds, the lender has the right to require the borrower to rectify the situation and may take measures such as early repayment of the loan or downgrading the loan risk classification;

15. The lender has the right to enjoy other rights stipulated by laws, regulations, rules, or this contract.

(b) Obligations of the Lender:

1. Disburse and pay the loan funds in accordance with the provisions of this contract;

2. Keep confidential the borrower’s debts, finances, production, and operations, except in the following circumstances:

(1) As required by laws or regulations;

(2) As required or requested by regulatory authorities;

(3) Disclosure to the lender’s partners.

2. Rights and Obligations of the Borrower

(a) The borrower has the following rights:

1. The borrower has the right to draw down and use the entire loan in accordance with the provisions of this contract.

2. The borrower has the right to require the lender to maintain confidentiality regarding the materials provided by the borrower in accordance with the provisions of this contract.

(b) Borrower’s obligations

1. The borrower shall promptly provide the lender with true, complete, and valid documents and materials, including all bank accounts, account numbers, deposit and loan balances, and relevant personal information, and shall cooperate with the lender’s investigation, review, and inspection.

2. The borrower shall accept the lender’s supervision or inspection of the borrower’s use of credit funds and related production, operation, and financial activities, and shall promptly take reasonable measures in response to the lender’s suggestions or requirements.

3. The borrower shall use the loan in accordance with the purposes specified in this contract, shall not use it for any other purpose, and warrants that the loan shall not be used for fixed asset investment or shareholder dividends; shall not be used for equity investment; shall not be used in fields or for purposes prohibited by the state for production or operation; shall not be used for speculative trading or investment in financial assets; shall not be used for the purchase of real estate or for engaging in or investing in the real estate sector; shall not be used for inter-enterprise lending or lending between enterprises and individuals; shall not be used to seek illegal income; shall not obtain credit funds through illegal means, and shall not misappropriate or divert the loan in any other manner; shall not be used for any other illegal activities or any other fields that violate national laws or policies; and shall not be used for fields into which the regulatory authorities prohibit bank credit funds from entering. If the borrower is a local financial institution and relevant laws and regulations provide otherwise, such provisions shall prevail.

4. In accordance with the provisions of Article 7 of this contract, the borrower shall accept the lender’s monitoring of the borrower’s accounts and management of the disbursement of loan funds.

5. The borrower shall repay the principal and interest of the loan in full and on time in accordance with the provisions of this contract.

6. Without the lender’s prior written consent, the borrower shall not assign all or any part of the debt under this contract to any third party.

7. The borrower shall not reduce its registered capital in any manner. Without the lender’s prior written consent, the borrower shall not extend the period for the contribution of registered capital.

8. Prior to the occurrence of any material event such as merger, division, equity transfer, outward investment that may affect its debt repayment ability, provision of guarantees to third parties, or substantial increase in debt financing, the borrower shall notify the lender in writing at least 30 working days in advance and obtain the lender’s written consent, and shall actively implement safeguard measures as required by the lender to ensure the timely and full repayment of the principal and interest of the loan under this contract. Such material events include but are not limited to:

(1) Applying for loans or incurring liabilities from banks or other third parties, providing loans to third parties, or providing guarantees for the debts of third parties, which substantially increase debt financing and affect or may affect the repayment of the loan principal and interest;

(2) Undergoing major changes in property rights or adjustments in business methods (including but not limited to entering into joint venture or cooperation contracts with foreign, Hong Kong, Macau, or Taiwanese investors; dissolution, closure, suspension of production, or change of product line; division, merger, consolidation, or being acquired; reorganization, formation, or restructuring into a joint-stock company; outward investment that may affect its debt repayment ability; contributing fixed assets such as buildings or machinery and equipment, or intangible assets such as trademarks, patents, proprietary technology, or land use rights as equity interests in joint-stock companies or investment companies; conducting property rights or operating rights transactions through leasing, contracting, joint operation, or trusteeship);

(3) Changes in equity interests reaching / % (including but not limited to equity transfer, trusteeship, custodianship, or pledge).

9. The borrower shall notify the lender in writing within 7 working days from the date of occurrence or the date on which the occurrence becomes reasonably likely of any of the following circumstances, and shall actively implement safeguard measures as required by the lender to ensure the timely and full repayment of the principal and interest of the loan under this contract:

(1) The occurrence of significant financial losses, asset losses, or other financial crises;

(2) The occurrence of business suspension, revocation or cancellation of business license, application for or being petitioned for bankruptcy, dissolution, or other similar circumstances;

(3) The occurrence of a significant crisis in the operation or financial condition of its controlling shareholder or other affiliated companies, affecting the borrower’s normal operations;

(4) Changes in personnel among the borrower’s legal representative, directors, or senior management, affecting the borrower’s normal operations;

(5) Changes in the equity interests of the guarantor reaching / % (including but not limited to equity transfer, trusteeship, custodianship, or pledge);

(6) The occurrence of significant related-party transactions between the borrower and its controlling shareholder or other affiliated companies, affecting the borrower’s normal operations;

(7) The occurrence of any litigation, arbitration, or criminal or administrative penalty that has a material adverse effect on the borrower’s operations or property condition;

(8) The occurrence of any other material event that may affect the borrower’s debt repayment ability.

10. At the lender’s request (such request shall be made with reasonable prior notice to the borrower, unless the occurrence of an event of default or a potential event of default, or specific circumstances, render prior notice unnecessary), the borrower shall permit the lender’s representatives, during normal business hours, to engage in the following activities:

(1) Visit the locations where the borrower conducts its business operations;

(2) Inspect the borrower’s premises, facilities, plants, and equipment;

(3) Review the borrower’s books, records, and all other records;

(4) Inquire with the borrower’s employees, agents, contractors, and subcontractors who have or may have knowledge of information relevant to the lender.

11. The borrower warrants that during the loan period, it will maintain its financial condition, including current assets and net assets, asset-liability ratio, and current ratio, within the ranges required by the lender as follows: / .

12. With respect to any collection letter or collection document sent or otherwise delivered by the lender to the borrower, the borrower must sign for receipt and return the acknowledgment to the lender.

Article 11 Borrower’s representations and warranties

The borrower voluntarily makes the following representations and warranties and assumes legal responsibility for the truthfulness of their content:

1. The borrower is a legal entity duly established and validly existing under the laws of the People’s Republic of China, with full capacity for civil conduct. The borrower warrants that it will provide, upon the lender’s request, relevant certificates, permits, licenses, and other documents as required by the lender.

2. The borrower has sufficient capacity to perform all obligations and responsibilities under this contract, and no instruction, change in financial condition, or agreement entered into with any other entity shall reduce or exempt the borrower from its liability for repayment.

3. The borrower has full authorization and legal capacity to execute this contract. The borrower has obtained and completed all internal approvals, authorizations, or other relevant procedures necessary for the execution and performance of this contract, and has obtained and completed all necessary approvals, registrations, authorizations, consents, permits, or other relevant procedures from any government department or other authority. All approvals, registrations, consents, permits, authorizations, and other relevant procedures required for the execution of this contract remain fully valid and effective.

4. The borrower’s execution of this contract fully complies with its relevant articles of association, internal decisions, and resolutions of the shareholders’ meeting and board of directors. The borrower undertakes that such internal decisions and resolutions of the shareholders’ meeting and board of directors fully comply with national laws, regulations, and the company’s articles of association, and are not subject to invalidity, non-establishment, or revocation. This contract does not conflict with or contravene any of the borrower’s articles of association, internal decisions, resolutions of the shareholders’ meeting or board of directors, or the borrower’s policies.

5. The execution and performance of this contract are based on the borrower’s true intention. The borrowing and financing comply with the requirements of laws and regulations. The execution and performance of this contract do not violate any laws, regulations, ordinances, or contractual provisions binding on the borrower. This contract is legal, valid, and enforceable. If this contract becomes invalid due to defects in the borrower’s rights at the time of execution or performance, the borrower shall immediately and unconditionally compensate the lender for all losses.

6. All documents, financial statements, and other materials provided by the borrower to the lender under this contract are true, complete, accurate, and valid, and the borrower shall continuously maintain the financial indicators required by the lender.

7. The borrower agrees that the borrowing business under this contract shall be subject to the lender’s regulations, practices, and operational procedures. The lender has the right to recover the loan early based on the borrower’s capital return situation.

8. If the borrower owes multiple debts of the same type to the lender and the borrower’s payment is insufficient or may be insufficient to discharge all debts, the lender shall determine the specific order of repayment or deduction.

9. If the borrower fails to perform its obligations under this contract, the borrower hereby authorizes the lender, without the need for judicial proceedings, to directly deduct the loan principal and interest (including principal, interest, penalty interest, and compound interest), liquidated damages, damages, and the lender’s costs of realizing claims from any account opened by the borrower with the lender or any branch or subsidiary of Industrial Bank Co., Ltd. The borrower agrees that the lender has the right to determine the specific order of deduction. If the currency in the account differs from the loan currency, the lender has the right to convert it into the loan currency at the lender’s midpoint rate published on the date of deduction. If any account referred to in this paragraph involves wealth management products, structured deposits, or similar products, the borrower hereby irrevocably authorizes the lender to directly initiate redemption applications for such products or take other necessary measures on behalf of the borrower to ensure the lender’s smooth deduction of the above amounts. The borrower shall provide all necessary cooperation.

10. Whether before or after the execution of this contract, if the borrower submits any documents related to a specific transaction to the lender for review, the borrower guarantees the authenticity of all documents. The lender shall only determine the apparent authenticity of the transaction documents. The lender neither participates in nor has knowledge of the substance of the specific transaction conducted by the borrower and assumes no liability whatsoever.

11. The borrower confirms that, except for matters already disclosed in writing to the lender, the borrower has not concealed any of the following events that have occurred or are about to occur and that might cause the lender to refuse to grant the loan under this contract:

(a) Debts or contingent liabilities assumed by the borrower, including but not limited to any mortgages, pledges, liens, or other encumbrances on the borrower’s assets or income that have not been disclosed to the lender.

(b) Major disciplinary violations, illegal activities, or claims for compensation involving the borrower or its key management personnel.

(c) Events of default by the borrower under debt contracts with any other creditor.

(d) No litigation, arbitration, or administrative penalty is pending or, to the borrower’s knowledge, likely to be initiated against the borrower or its property, and no liquidation, business suspension, or similar proceedings have been initiated against the borrower, whether voluntarily or by a third party.

(e) Other circumstances that may affect the borrower’s financial condition and debt repayment ability.

12. The borrower undertakes to use the loan for the purposes specified in this contract and not to misappropriate it or use it for any purpose contrary to the terms of this contract. The borrower shall at all times accept and cooperate with the lender in conducting loan payment management, post-lending management, and related inspections, and shall cooperate with the lender in supervising, inspecting, and counting the borrower’s use of loan funds, production and operations, financial activities, inventory, assets and liabilities, bank deposits, cash on hand, or other matters the lender deems necessary or appropriate.

13. The borrower shall provide sufficient, effective, or other acceptable security as determined by the lender. If the security under this contract involves a real estate mortgage, the borrower shall promptly notify the lender upon learning that the mortgaged property is subject to demolition. If the mortgaged property is demolished and compensation is made in the form of property rights exchange, the lender has the right to require the borrower to repay the debt early, or to re-establish a mortgage and enter into a new mortgage agreement. Before the new mortgage registration is completed after the original mortgaged real estate is extinguished, a guarantor meeting the security conditions shall provide a guarantee. If compensation is made by way of monetary compensation for the demolished real estate, the borrower shall require the mortgagor to continue providing security for the principal claim by depositing the demolition compensation into a special margin account or in the form of a certificate of deposit.

14. The borrower shall not reduce its registered capital in any manner. Without the lender’s prior written consent, the borrower shall not assign all or part of the debt under this contract to a third party. Until all debts under this contract are fully repaid, without the lender’s written consent, the borrower shall not prepay any debts owed to other creditors (excluding other branches of Industrial Bank Co., Ltd.).

15. The borrower shall promptly notify the lender of any material adverse events affecting its debt repayment ability. The borrower shall obtain the lender’s written consent prior to undertaking major matters such as mergers, divisions, equity transfers, outward investments that may affect its debt repayment ability, provision of guarantees to others, or material increases in debt financing.

16. If the lender becomes involved in litigation, arbitration, or other disputes with the borrower or any third party related to the borrower as a result of performing its obligations under this contract, causing the lender to be compelled to participate in a dispute between the borrower and any third party, all expenses incurred by the lender as a result, including litigation or arbitration costs and attorney fees, shall be borne by the borrower.

Seventeen. All settlement services under this contract shall be conducted by the borrower through a settlement account opened with the lender.

Eighteen. The borrower represents that the information it discloses on the national enterprise credit information publicity system is true, complete, lawful, and valid, and undertakes to continuously consent to the lender’s inquiry into both the information the enterprise chooses to disclose and the information it chooses not to disclose on such system. If the lender requires a capital verification, the borrower agrees to undergo such capital verification as requested by the lender and to provide a capital verification report issued by a professional institution.

Nineteen. The borrower hereby declares and authorizes: the lender has the right to conduct necessary investigations into the borrower’s credit standing in accordance with national laws, regulations, and relevant policies, including inquiring about the borrower’s credit information from the national financial credit information basic database established by the state, and has the right to report relevant credit information to the national financial credit information basic database as required by the People’s Bank of China’s work on building enterprise and individual credit records, and hereby permits such information to be lawfully queried within the scope of authorization.

Twenty. The borrower hereby declares and authorizes: the lender has the right to report information concerning this contract and other relevant information to administrative, judicial, and supervisory authorities, banking regulatory bodies, and banking industry associations, as well as to information management systems established or recognized by such entities, as required for their information management work, and hereby permits such information to be lawfully queried.

Twenty-one. If the borrower defaults under this contract, or if circumstances arise that may jeopardize the lender’s ability to realize its claims, the lender has the right to require the acceleration of the borrower’s shareholders’ obligation to make capital contributions. The borrower undertakes that its shareholders shall make capital contributions in a timely manner as required by the lender. The lender has the right to require the borrower and its shareholders to refrain from distributing dividends.

Twenty-two. The borrower undertakes that the transaction background of this loan is true and lawful, and that it is not used for illegal purposes such as money laundering.

Twenty-three. The borrower hereby irrevocably undertakes that, if it breaches any obligation under this contract, the lender may report and disclose the borrower’s default and breach of trust information to the People’s Bank of China and the credit reporting agencies and credit reporting systems established or approved by it, or to banking industry associations, banking regulatory bodies, or other administrative, judicial, or supervisory authorities, as well as to information management systems established or recognized by such entities, or to news media.

The borrower also irrevocably authorizes the relevant banking industry association to share the borrower’s breach of trust information among banking financial institutions through appropriate means, and even to disclose it to the public.

The borrower acknowledges that the lender has the right to take various measures in accordance with the terms of this contract, and acknowledges that the lender has the right to take, or that the lender and other banking financial institutions have the right to jointly take, joint disciplinary and rights protection measures for breach of trust, including but not limited to reducing or suspending credit facilities, suspending the opening of new settlement accounts, and suspending the issuance of new credit cards for the borrower’s legal representative or the borrower.

Twenty-four. Other matters declared and undertaken by the borrower: / .

Article 12. Acceleration of Charges

1. During the loan term, if any of the following events occurs with respect to the borrower or the guarantor (including but not limited to the surety, mortgagor, or pledgor, the same below), the lender has the right, at its sole discretion, to suspend the disbursement of any undisbursed loan to the borrower and to accelerate the repayment of all or part of the loan principal and interest. For loans repayable in installments, if the lender accelerates the repayment of a particular installment in accordance with this contract, all other unmatured installments shall be deemed to have matured immediately:

(1) The borrower provides false materials or conceals material operational or financial facts, or any representation or undertaking in any certificate or document submitted to the lender or in Article 11 of this contract is proven to be untrue, inaccurate, incomplete, or intentionally misleading;

(2) Without the lender’s prior written consent, the borrower unilaterally changes the original purpose of the loan, misappropriates the loan, or uses the loan for illegal or non-compliant transactions;

(3) The borrower uses false contracts with related parties to discount or pledge receivables such as notes receivable or accounts receivable without a genuine trade background to the lender, thereby obtaining funds or credit facilities from the lender;

(4) The borrower refuses to accept the lender’s supervision and inspection of the use of credit funds and related operational and financial activities;

(5) The borrower undergoes major events such as merger, division, acquisition, restructuring, equity transfer, external investments that may affect its debt repayment ability, or a material increase in debt financing, and the lender deems such events may affect the safety of the loan;

(6) The borrower intentionally evades the lender’s claims through related party transactions;

(7) The borrower’s credit standing deteriorates, and its solvency (including contingent liabilities) is significantly weakened;

(8) The borrower, its affiliated enterprises, the guarantor, or the guarantor’s affiliated enterprises experience a cross-default event as described in Article 15 of this contract;

(9) The borrower fails to repay the principal or interest of the loan under this contract on time;

(10) The borrower ceases to repay its debts, or is unable to or indicates that it is unable to repay its debts as they fall due;

(11) The borrower suspends business, ceases operations, is declared bankrupt, is dissolved, has its business license revoked, is cancelled, or its financial condition deteriorates;

(12) The borrower fails to perform its obligations under Articles 10 and 13 of this contract or other obligations under this contract, or the guarantor fails to perform its obligations under the guarantee contract;

(13) The value of the collateral or pledged property used for security has or may significantly decrease, or the pledged rights must be realized before the loan matures;

(14) The legal representative, principal investor, directors, supervisors, or senior management of the borrower or guarantor experience abnormal changes, go missing, or are investigated by judicial authorities or have their personal freedom restricted, which has or may affect the performance of obligations under this contract;

(15) The borrower/guarantor, or the controlling shareholder, actual controller, or their affiliates of the borrower/guarantor, become involved in material litigation, arbitration, or other disputes, or their material assets are sealed up, frozen, deducted, enforced, or subjected to other measures with similar effect, which may endanger or harm the lender’s rights and interests;

(16) Other events stipulated in this contract, or events based on the borrower’s fund recovery situation, or other events that endanger, harm, or may endanger or harm the lender’s rights and interests.

2. If any of the foregoing events triggering early repayment occurs, the lender may, at its sole discretion, decide whether to grant the borrower a grace period based on the borrower’s production and operations, financial condition, and fund collection status. If the lender grants a grace period and the borrower fails to take remedial measures within such grace period or the remedial measures taken do not meet the lender’s requirements, the lender shall have the right to unilaterally decide to accelerate the loan. The lender may also directly decide to accelerate the loan without granting any grace period.

3. Upon acceleration of the loan, the lender shall have the right to take corresponding measures in accordance with the provisions of Article 14, Paragraph 2 of this contract.

Article 13: Obligation of the Borrower to Disclose Material Transactions and Material Events to the Lender

1. The borrower shall promptly report in writing to the lender any material transactions and material events that occur with respect to the borrower.

2. If the borrower is a group client, the borrower shall, in accordance with relevant regulations, promptly report to the lender any related-party transactions involving 10% or more of the borrower’s net assets, including but not limited to:

(a) the affiliated relationship between the transacting parties;

(b) the subject matter and nature of the transaction;

(c) the amount or corresponding proportion of the transaction;

(d) the pricing policy (including transactions with no amount or only a nominal amount).

3. If a fundamental change occurs in the underlying conditions of the contract that could not have been foreseen at the time of signing and is not a commercial risk, necessitating renegotiation, the borrower shall notify the lender in writing within three working days after such change occurs.

Article 14: Liability for Breach of Contract

1. After this contract becomes effective, both the borrower and the lender shall perform the obligations stipulated herein. Any party that fails to perform or fully perform its obligations under this contract shall bear corresponding liability for breach of contract.

2. If the borrower uses the loan for purposes not stipulated in this contract, fails to disburse the loan funds in the agreed manner, breaches its representations and undertakings, provides false information in the loan application documents, exceeds the agreed financial indicators, experiences a material cross-default event, or otherwise fails to perform any term of this contract, the lender shall have the right to take one or more of the following measures:

(a) demand rectification of the breach within a specified period;

(b) cease or suspend the disbursement of any undrawn loan under this contract, and cease or suspend the payment of any unpaid loan funds under this contract.

(c) require the borrower to provide additional conditions for loan disbursement and payment that meet the lender’s requirements, or adjust the loan payment method, and cancel the borrower’s right to use the “self-directed payment” method;

(d) unilaterally decide to reduce the credit facility;

(e) unilaterally decide to accelerate the maturity of all or part of the debt;

(f) unilaterally terminate or rescind this contract, demand that the borrower repay the principal and interest of the loan, whether due or not, and pay or compensate for related losses;

(g) if the loan is overdue, demand that the borrower pay overdue penalty interest; if the borrower misappropriates the loan, demand that the borrower pay penalty interest for misappropriation; demand that the borrower pay compound interest on unpaid interest (including interest before and after loan maturity, penalty interest for misappropriation, and overdue penalty interest);

(h) require the borrower to add or replace the guarantor, collateral, or pledged property/pledged rights;

(i) enforce or realize any rights under any security for the loan;

(j) without going through judicial proceedings, directly deduct amounts from any account opened by the borrower with the lender or any branch or subsidiary of Industrial Bank Co., Ltd., or instruct the bank where the borrower’s account is opened to deduct amounts from such account, including but not limited to the loan principal and interest (including principal, interest, penalty interest, and compound interest), liquidated damages, damages for loss, and costs incurred by the lender in enforcing its claims. The borrower agrees that the lender has the right to determine the specific order of deduction. If the currency of the funds in the account is different from the currency of the loan, the lender has the right to convert the funds into the loan currency at the lender’s midpoint rate announced on the date of deduction. If any account referred to in this subparagraph involves wealth management products or structured deposits, the lender has the right to directly initiate the redemption application for such products or take other necessary measures to ensure the smooth deduction of the aforementioned amounts;

(k) initiate litigation, arbitration, or apply to a notary public for an enforcement certificate, demanding that the borrower repay the loan principal and interest, with the costs of enforcing the claim borne by the borrower;

(l) the lender has the right to seize or retain any movable or immovable property, tangible or intangible property of the borrower that is under the lender’s control or possession, or take other measures deemed appropriate by the lender;

(m) the lender has the right to report and disclose the borrower’s default and credit information to the People’s Bank of China and the credit reference agencies and systems established or approved by it, or to the banking industry association, banking regulatory authorities, or other administrative/judicial/supervisory departments and the information management systems established or recognized by them, or to news media. The lender may also take, or jointly take with other banking financial institutions, joint disciplinary measures for credit default, such as reducing or suspending credit facilities, suspending the opening of new settlement accounts, or suspending the issuance of new credit cards to the borrower’s legal representative/borrower;

(n) adjust the loan interest rate;

(o) downgrade the loan risk classification;

(p) other measures stipulated by laws and regulations, provided for in this contract, or deemed appropriate by the lender.

3. If, subject to the satisfaction of the conditions precedent to drawdown and the conditions for loan fund disbursement stipulated in this contract, the lender fails to provide the loan on the agreed date or in the agreed amount, causing losses to the borrower, the lender shall compensate the borrower for the direct economic losses thereby incurred. However, under no circumstances shall the lender be liable for any foreseeable or unforeseeable indirect losses incurred by the borrower as a result.

4. During the performance of this contract, if the materials provided by the borrower are untrue, inaccurate, incomplete, or have other defects, resulting in errors or delays in the lender’s entrusted payment, the borrower’s breach of this contract in handling self-directed payment, or other losses, the lender shall not bear any responsibility.

5. If the loan disbursement account or the account of the payment recipient stipulated in this contract is frozen or for other reasons leads to disputes over disbursement and payment or other losses, the lender shall not bear any responsibility.

6. If any of the following events occur with respect to the guarantor under this contract (i.e., the surety, mortgagor, or pledgor), the lender shall have the right to take measures in accordance with the provisions of paragraph 2 of this article:

(a) the surety fails to perform the obligations under the guarantee contract, or its credit standing deteriorates, or other events occur that impair its guaranty capacity;

(b) the mortgagor fails to perform the obligations under the mortgage contract, or intentionally damages the mortgaged property, or the value of the mortgaged property may have or has significantly decreased, or other events occur that impair the lender’s mortgage rights.

(iii) the pledgor fails to perform its obligations under the pledge agreement, or the value of the pledged property has or may materially decrease, or the pledged rights must be realized prior to the repayment of the loan, or any other event occurs that impairs the lender’s security interest.

Article 15 Cross Default

Any of the following circumstances occurring with the borrower or its affiliated enterprises, or with the guarantor or its affiliated enterprises, shall be deemed a concurrent default by the borrower under this contract. The lender shall be entitled to accelerate the loan in accordance with Article 12 of this contract and require the borrower to assume liability for default in accordance with Article 14 of this contract:

(1) any loan, financing, or debt is or may become in default or be declared prematurely due;

(2) any guarantee or similar obligation is not performed, or there is a possibility of non-performance;

(3) failure to perform or breach of any legal document or contract relating to debt security or other similar obligations, or the possibility of such failure or breach;

(4) the occurrence or imminent occurrence of inability to pay due debts or due loans/financing;

(5) being declared or about to be declared bankrupt through legal proceedings;

(6) transfer of its assets or property to other creditors;

(7) any other circumstances that jeopardize the safety of the principal and interest under this contract.

Article 16 Continuity of Obligations

All obligations of the borrower under this contract are continuous and shall be fully and equally binding on its successors, agents, receivers, assignees, and any entity resulting from its merger, reorganization, change of name, or similar event.

Article 17 Acceleration of Principal and Interest

The borrower agrees that, once the borrower fails to perform the representations and undertakings set forth in Article 11 of this contract, or fails to perform any obligation under this contract, the lender shall have the right to declare that any and all obligations of the borrower to the lender, including the repayment of all principal and interest (including penalty interest and compound interest) under this contract, whether due or not, shall become immediately due and payable.

Article 18 Subrogation Rights

The borrower hereby expressly declares that, regardless of whether the lender’s claim has matured, if the borrower’s claim or any ancillary rights related thereto are subject to a statute of limitations that is about to expire, or if the borrower fails to timely file a claim in bankruptcy proceedings, or if the borrower defaults or is unable to repay the lender’s due loans (including but not limited to principal, interest, and fees), or any other circumstance arises that impairs the realization of the lender’s claim, the lender shall have the right to exercise subrogation rights with respect to any claims, accounts receivable, and other property interests of the borrower against any third party, as well as any ancillary rights related to the foregoing. This includes, but is not limited to, the right to demand in the lender’s stead that the borrower’s counterparty perform in favor of the borrower, to file claims with the bankruptcy administrator, or to take other necessary actions. The borrower waives all defenses in this regard.

Article 19 Governing Law, Jurisdiction, and Dispute Resolution

1. The formation, validity, performance, termination, interpretation, and resolution of disputes under this contract shall be governed by the laws of the People’s Republic of China (for the purpose of this contract, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and the Taiwan Region).

2. Any dispute arising from this contract shall be resolved through friendly negotiation between the borrower and the lender. If friendly negotiation fails, both parties agree to resolve the dispute by the following third method:

(1) file a lawsuit with the people’s court in the place where the lender is domiciled.

(2) submit to arbitration before the / Arbitration Commission, applying the arbitration rules in effect at the time of arbitration. To the extent permitted by the arbitration rules, both parties agree to adopt summary procedures for the hearing. The arbitration award shall be final and binding on both parties. The place of hearing shall be /.

(3) other method: file a lawsuit with the people’s court in the place where this contract is signed.

3. During the dispute, the provisions of this contract not involved in the dispute shall remain in effect.

Article 20 Correspondence, Communications, and Notices

1. The borrower agrees and confirms that the following address shall serve as the service address for notices under this contract and for legal documents (including but not limited to various notices and documents from the contracting parties; complaints (or arbitration applications) and evidence, summonses, responses to actions, notices of evidence submission, notices of hearing, payment orders, judgments (arbitral awards), rulings, mediation statements, enforcement notices, notices to perform within a specified period, and other litigation or arbitration hearing documents, documents in the procedure for realizing security interests, and enforcement stage documents served by courts or arbitration tribunals; and various notices and legal documents served by notarial institutions) in the event of a dispute, and further agrees that the lender, notarial institutions, courts, and other judicial authorities, as well as other persons serving notices and legal documents, may choose to serve by paper or electronic means. Electronic service includes, but is not limited to, email, the China trial process information disclosure website, the national unified service platform, local or specialized court online service platforms, and the electronic network platforms or apps of the serving party:

(1) Borrower’s address:

1. Borrower name: WIPO (Shanghai) New Energy Technology Co., Ltd.

Borrower address: Room 901, No. 295, Lane 1588, Zhuguang Road, Qingpu District, Shanghai

Postal code: 201702

Contact phone: [REDACTED]

Contact person: Liu Yuejin

2. Designated recipient name (if any): /

Recipient address: /

Postal code: /

Contact phone: /

(2) The borrower agrees and confirms that any of the following electronic communication addresses are also valid service addresses:

1. Fax number: /

2. Email address: /

3. SMS number: [REDACTED]

4. WeChat ID: /

5. qq receipt, number: [REDACTED]

6. other electronic communication addresses: [REDACTED]

ii. The service addresses agreed in paragraph 1 of this article shall apply during all stages, including the non-litigation stage and the first instance, second instance, retrial, enforcement, realization of security interest proceedings, summary proceedings, and notarization for compulsory enforcement after a dispute enters arbitration or litigation proceedings. If the above service address changes, the borrower shall notify the lender in writing in advance (during litigation or arbitration, the borrower shall also notify the arbitral tribunal or court in writing in advance, and if notarization for compulsory enforcement has been completed, the borrower shall also notify the original notarial institution in writing) to reconfirm the service address and obtain a receipt. If no advance notice is given, the address shall be deemed not to have been changed, and the corresponding legal consequences shall be borne by the borrower. The service address agreed in paragraph 1 of this article shall still be deemed an effective service address.

iii. Any document, communication, notice, or legal instrument sent to any of the addresses agreed in paragraph 1 of this article shall be deemed served on the following dates (service on the designated recipient shall be deemed service on the person themselves):

(1) By mail (including express courier, ordinary mail, and registered mail): the fifth business day after the date of mailing shall be deemed the date of service.

(2) By fax, email, text message, WeChat, QQ, or other electronic communication address: the date of sending shall be deemed the date of service.

(3) By personal delivery: the date of receipt by the recipient shall be deemed the date of service. If the recipient refuses to accept delivery, the server may record the delivery process by taking photos or videos, leave the document at the location, and such action shall also be deemed service.

iv. If the service address provided or confirmed by the borrower is inaccurate or untrue, or if the borrower fails to notify the other party, the arbitration institution, the people’s court, or the notarial institution in a timely manner after a change of address, resulting in the inability to effect actual service, the borrower shall bear the corresponding legal consequences, and service shall be deemed to have been effectively made:

(1) For service by mail: the date the document is returned shall be deemed the date of service.

(2) For service by personal delivery: the date the server records the circumstances on the proof of service at the scene shall be deemed the date of service.

(3) For service by electronic means: the date of sending shall be deemed the date of service.

v. the lender’s service address is the domicile address stated in the contract. if the lender sends notices by posting announcements on its website, online banking, telephone banking, or at its business outlets, the date of posting the announcement shall be deemed the date of service. the lender shall not be liable under any circumstances for any transmission errors, omissions, or delays arising from postal, fax, telephone, or any other communication systems.

vi. the parties agree that the official seals, office seals, financial seals, contract seals, receipt and dispatch seals of each party, and the lender’s credit business seal, among others, are valid seals for notifications, communications, service of legal instruments, and correspondence between the parties. all staff members of the borrower’s entity are authorized recipients of documents, communications, and notices.

vii. this article is an independent clause within the contract and shall not be affected by the validity of this contract or any other clauses thereof.

article 21 contract validity and other matters

i. this contract shall take effect upon signature, sealing, or thumbprinting by the contracting parties.

ii. during the term of this contract, any indulgence, forbearance, or extension granted by the lender to the borrower or the guarantor, or any delay in exercising the rights or interests under this contract, shall not impair, affect, or limit any rights or interests of the lender under relevant laws and regulations and this contract, shall not be deemed a waiver by the lender of any rights or interests under this contract, and shall not affect any obligations of the borrower under this contract.

iii. if, due to changes in national laws, regulations, or regulatory policies, the lender’s performance of its obligation to disburse funds in accordance with this contract does not comply with laws, regulations, or regulatory requirements, the lender shall have the right to unilaterally terminate the contract and declare all disbursed loans immediately due and payable, and the borrower shall repay them immediately upon the lender’s demand. if the lender is unable to perform or cannot perform in accordance with the contract due to such reasons, the lender shall not bear any legal liability.

iv. the lender shall not be liable for any failure to disburse loans or process payments on time due to force majeure, communication or network failures, or failures of the lender’s systems, but shall promptly notify the borrower.

v. the lender shall have the right, based on operational and management needs, to authorize or entrust other branches of industrial bank co., ltd. to perform the rights and obligations under this contract (including but not limited to authorizing or entrusting other branches of industrial bank co., ltd. to sign relevant contracts, etc.), or to transfer the loans under this contract to other branches of industrial bank co., ltd. for undertaking and management. the borrower acknowledges and agrees to this, and the lender’s aforementioned actions do not require further consent from the borrower.

vi. if, at any time, any provision of this contract is or becomes illegal, invalid, or unenforceable in any respect, the legality, validity, or enforceability of the other provisions of this contract shall not be affected or impaired.

vii. the lender has drawn the borrower’s special attention to the “important notes on signing” of the contract. the borrower has carefully read and fully, comprehensively, and accurately understood all clauses regarding the rights and obligations of both parties and the “important notes on signing.” the lender has provided sufficient explanations and clarifications on the relevant clauses and the rules for processing personal information upon the applicant’s request. the parties have a complete and consistent understanding of each clause of this contract and have no objection to the content of the contract.

viii. the subtitles in this contract are inserted for convenience of reading only and shall not be used for the interpretation of this contract or for any other purpose.

ix. the appendices to this contract are an integral part of this contract and shall have the same legal effect as the main body of this contract.

x. this contract is executed in five (5) counterparts, with the lender holding three (3) counterparts, the borrower holding one (1) counterpart, and the shanghai municipal center for sme policy financing guarantee fund management holding one (1) counterpart, all of which shall have the same legal effect.

article 22 notarization and voluntary acceptance of compulsory enforcement

i. if any party to this contract requests notarization, the other party agrees to have the contract notarized at a notarial institution prescribed by the state upon the request of the other party.

ii. a contract that has undergone notarization for compulsory enforcement shall have compulsory enforcement effect. if the borrower fails to perform or fails to properly perform its debts, or if circumstances arise under which the lender may realize its claims as stipulated by laws, regulations, or this contract, the borrower agrees that the lender may apply to the notarial institution for issuance of an enforcement certificate with compulsory enforcement effect. the borrower voluntarily accepts the compulsory enforcement measures directly applied by the lender to the competent people’s court with such enforcement certificate, acknowledges the corresponding legal consequences, and undertakes not to raise any objection or defense.

Section 3: The parties agree that before the notarial institution issues an enforcement certificate, it shall have the right to verify the borrower’s default facts, including non-performance or improper performance of debts, by one or more methods such as mail, telephone, fax, email, sms, wechat, qq, personal delivery, or face-to-face interview, in accordance with the “document exchange, communication, and notice” provisions of this contract. If verification is conducted by telephone or face-to-face interview, service shall be deemed effective upon the conclusion of the interview or call. If verification is conducted by mail, fax, email, sms, wechat, qq, personal delivery, or other methods, the date of service shall be governed by the “document exchange, communication, and notice” provisions of this contract.

Section 4: If the borrower disputes the default facts verified under the preceding section, the borrower shall, within five business days from the date of service, provide written evidence and sufficient supporting materials to the notarial institution. If the borrower fails to provide evidence within the specified period, or if the notarial institution determines that the evidence is insufficient to support the borrower’s claim, the borrower shall be deemed to have confirmed the default facts, including non-performance or improper performance of debts, and agrees that the notarial institution may issue an enforcement certificate based on the lender’s application. If the notarial institution has other provisions regarding the verification method or the evidence submission period, such provisions shall prevail.

Article 23: Supplementary Provisions

1. The borrower authorizes the lender, on the date of loan disbursement under this loan contract, prior to the disbursement of the loan, to deduct from the borrower’s account opened with the lender any outstanding loan interest under contract LD01. If the funds in the borrower’s account are insufficient for such deduction, the lender shall have the right to cancel the disbursement of the loan under this loan contract. After the disbursement of the loan under this loan contract, the borrower authorizes the lender to directly deduct the proceeds of this loan to repay the borrowing under contract LD01.

2. The lender and the borrower mutually agree to add the following provisions to the loan interest rate terms:

(a) During the term of this loan contract, if there is any adjustment to laws, regulations, or policies related to interest rates, or if there is any change to self-regulatory lending agreements or the loan prime rate (LPR), such that the interest rate level stipulated in this loan contract falls below the permitted range, the applicable interest rate shall be no lower than the lower limit of the most recently permitted range. The lender shall notify the borrower of the adjustment to the applicable interest rate by email, telephone, or other means at least one business day prior to such adjustment.

(b) In the event of the circumstances described in (a), the borrower shall have the right to terminate this loan contract early, with written notice to the lender. If the borrower terminates this loan contract early, the provisions regarding early repayment under this loan contract shall apply. If the borrower chooses to accept the interest rate adjustment and continue to perform this loan contract and the foregoing provisions, the applicable interest rate for the loan business shall be determined in accordance with the foregoing provisions, based on the higher of the interest rate stipulated in this loan contract and the lower limit of the most recently permitted range.

Lender (Seal): Industrial Bank Co., Ltd. Shanghai Shizhong Sub-branch 2025-11-04[Seal affixed]

Borrower (Seal): WIPO (Shanghai) New Energy Technology Co. Ltd. 2025-11-04[Seal affixed]